EXHIBIT 99.1

CAUTIONARY STATEMENTS RELATING TO FORWARD-LOOKING INFORMATION and RISK FACTORS.

The Company and its representatives may, from time to time, make written or verbal forward-looking statements. Those statements relate to developments, results, conditions or other events the Company expects or anticipates will occur in the future. The Company intends words such as “believes,” “anticipates,” “ plans,” “expects” and similar expressions to identify forward-looking statements. Without limiting the foregoing, those statements may relate to future revenues, earnings, store openings, market conditions, new strategies and the competitive environment. Forward-looking statements are based on management’s then current views and assumptions and, as a result, are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Any such forward-looking statements are qualified by the following important risk factors that could cause actual results to differ materially from those predicted by the forward-looking statements.

An investment in the Company’s common stock or other securities carries certain risks. Investors should carefully consider the risks described below and other risks which may be disclosed from time to time in the Company’s filings with the SEC before investing in the Company’s securities.

General Economic Conditions

General economic factors that are beyond the Company’s control impact the Company’s forecasts and actual performance. These factors include interest rates; recession; inflation; deflation; consumer credit availability; consumer debt levels; tax rates and policy; unemployment trends; the threat or possibility of war, terrorism or other global or national unrest; political or financial instability; and other matters that influence consumer confidence and spending. Increasing volatility in financial markets may cause these factors to change with a greater degree of frequency and magnitude. Changes in the economic climate could adversely affect the Company’s performance.

Competitive Pressures

The retail business is highly competitive. The Company competes for customers, associates, locations, merchandise, services and other important aspects of its business with many other local, regional and national retailers. Those competitors, some of which have a greater market presence than the Company, include traditional store-based retailers, Internet and catalog businesses and other forms of retail commerce. Unanticipated changes in the pricing and other practices of those competitors may adversely affect the Company’s performance.

Consumer Demand

The Company’s business is dependent on the Company’s ability to anticipate fluctuations in consumer demand for a wide variety of merchandise. Failure to accurately predict constantly changing consumer tastes, preferences, spending patterns and other lifestyle decisions could create inventory imbalances and adversely affect the Company’s performance and long term relationships with its customers.

Weather conditions

Because a significant portion of the Company’s business is apparel and subject to weather conditions in its markets, its operating results may be unexpectedly and adversely affected. Frequent or unusually heavy snow, ice or rain storms or extended periods of unseasonable temperatures in its markets could adversely affect the Company’s performance.

Seasonality

The Company’s business is subject to seasonal influences, with a major portion of sales and income historically realized during the second half of the fiscal year, which includes the back-to-school and holiday seasons. This seasonality causes the Company’s operating results to vary considerably from quarter to quarter and could materially adversely affect the market price of its securities.

Merchandise Sourcing

The merchandise sold by the Company is sourced from a wide variety of domestic and international vendors. All of the Company’s vendors must comply with applicable laws and the Company’s required standards of conduct. The Company’s ability to find qualified vendors and access products in a timely and efficient manner is a significant challenge which is typically even more difficult with respect to goods sourced outside the United States. Political or financial instability, trade restrictions, tariffs, currency exchange rates, transport capacity and costs and other factors relating to foreign trade, and the ability to access suitable merchandise on acceptable terms are beyond the Company’s control and could adversely impact the Company’s performance.

Labor Conditions

The Company’s performance is dependent on attracting and retaining a large and growing number of quality associates. Many of those associates are in entry level or part time positions with historically high rates of turnover. The Company’s ability to meet the Company’s labor needs while controlling the Company’s costs is subject to external factors such as unemployment levels, prevailing wage rates, minimum wage legislation and changing demographics. Changes that adversely impact the Company’s ability to attract and retain quality associates could adversely affect the Company’s performance.

New Store Growth

The Company’s plans to continue to increase the number of its stores will depend in part upon the availability of existing retail stores or store sites on acceptable terms. Increases in real estate, construction and development costs could limit the Company’s growth opportunities. There can be no assurance that such stores or sites will be available to the Company for purchase or lease, or that they will be available on terms acceptable to the Company. If the Company is unable to grow its retail business, the Company’s financial performance could be adversely affected.

New Markets

The Company’s growth strategy is dependent upon the Company’s ability to successfully execute the Company’s retailing concept in new markets and geographic regions. If the Company is unable to successfully execute its retail concept in these new markets and regions, or if consumers are not receptive to the Company’s concept in these markets or regions, the Company’s financial performance could be adversely affected.

Regulatory and Litigation Developments

Various aspects of the Company’s operations are subject to federal, state or local laws, rules and regulations, any of which may change from time to time. Additionally, the Company is regularly involved in various litigation matters that arise in the ordinary course of its business. Litigation or regulatory developments could adversely affect the Company’s business operations and financial performance.

Other Factors

The foregoing list of risk factors is not exclusive. Other factors and unanticipated events could adversely affect the Company. The Company does not undertake to revise any forward-looking statement to reflect events or circumstances that occur after the date the statement is made.

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